EXHIBIT 99.1

EMERGE INTERACTIVE CLOSES PRIVATE

PLACEMENT FINANCING

SEBASTIAN, FL, January 30, 2006 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company focusing on the agricultural, foodservice and healthcare industries, today announced it has closed its $2.9 million private placement of common stock and a warrant that was previously announced on January 23, 2006. At the closing, eMerge sold 8,000,000 common shares at a purchase price of $0.36 per share and issued a five-year warrant to purchase an additional 5,000,000 common shares at an exercise price of $0.45 per share. In addition, at the closing, the investor exercised an existing warrant to purchase approximately 800,000 shares of common stock at an exercise price of $0.36 per share. Gross proceeds from the private placement and warrant exercise are approximately $3.2 million.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. eMerge has agreed to file a registration statement with respect to the resale of the shares. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company focusing on the agricultural, foodservice and healthcare industries. The Company is developing a broad portfolio of VerifEYE™ contamination detection systems, for use in the foodservice and healthcare markets. The Company’s agricultural products include CattleLog™, a USDA-approved Process Verified Program providing individual-animal data collection and reporting that enables livestock tracking, verification and branding. For more information about eMerge Interactive, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including our ability to implement our business strategy, the rate of adoption of our products and services, our ability to identify strategic alternatives and additional sources of liquidity on acceptable terms, the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.

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